Exhibit 2.5

Filed in the Office of Secretary of State State Of Nevada Business Number C33445 - 2003 Filing Number 20200536401 Filed On 3/11/2020 8:51:00 AM Number of Pages 3

1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov 4 T 5 C c 6 ( Profit Corporation: Certificate of Amendment (PuRsuANTTo NRs 78.380& 78 . 385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PuRsuANTro NRs 1s . 4o3) Officer's Statement cPuRsuANT To NRs 80 . 030 . Effective Date and ime: (Optional) Date: Time: (must not be later than 90 days after the certificate Is filed) . Information Being hanged: (Domestic orporations only) Changes to takes the following effect: D The entity name has been amended. I The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) 1 1 The purpose of the entity has been amended . [RI The authorized shares have been amended. D The directors, managers or general partners have been amended. D IRS tax language has been added. D Articles have been added. ; Articles have been deleted. ' Other. The articles have been amended as follows: (provide article numbers, if available) I Article 5 Change in Preferred Stock. Please see attached - .. (attach additional page(s) if necessary) . Signature: Required) X Signature of Officer or Authorized Signer x D il - o F _ i - c . : : _ , _ : · · 1 t · " . . ' - : b - · r - - tLc... . - f 9..., , 1 Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote , in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees . Page 2 of2 Revised : 1/1/2019

2

5 Continued : Article 5 is to be amended as follow : the number of shares of preferred stock authorized to be issued by the corporation will be one hundred million ( 100 , 000 , 000 ) shares . The par value of the preferred shares is to remain $ 0 . 001 .

3

NEVADA STATE BUSINESS LICENSE CBD LIFE SCIENCES INC. Nevada Business Identification # NV20031567775 Expiration Date: 12/31/2020 In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada . Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration. License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived . Certificate Number: B20200311646462 You may verify this certificate online at http://www.nvsos.gov IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 03/11/2020. BARBARA K. CEGAVSKE Secretary of State

4